EXHIBIT 5
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                       [Letterhead of The Otto Law Group]



                                October 21, 2004


Dtomi, Inc.
950 South Pine Island Road, Suite A150
Plantation, Florida 33324

      Re: Registration of Common Stock of Dtomi, Inc., a Nevada corporation ("Dtomi")

Ladies and Gentlemen:

      In connection with the registration on Form S-8 under the Securities Act of 1933, as amended, of an aggregate of 1,000,000 shares of common stock (the "Shares") to be issued pursuant to a Consulting Agreement dated October 19, 2004, by and between Dtomi and Thomas Brazil (the "Brazil Agreement"), we have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of this opinion and, based thereon, we advise you that, in our opinion, when the Shares have been issued and sold pursuant to the applicable provisions of the Brazil Agreement and in accordance the Form S-8, the Shares will be validly issued, fully paid and nonassessable shares of Dtomi's common stock.

      We hereby consent to the filing of this opinion as an exhibit to the above-described registration statement.

                                    Very truly yours,

                                    THE OTTO LAW GROUP, PLLC

                                    /s/ The Otto Law Group
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